Exhibit 99.1

FOR IMMEDIATE RELEASE

Stoneridge Announces Completion of Cash Tender Offer

Warren, Ohio – October 19, 2010 – Stoneridge, Inc. (NYSE: SRI) today announced that it has completed its previously announced cash tender offer for its outstanding 11½% Senior Notes due 2012 (the “Notes”) and has accepted for purchase all of the $154,000 aggregate principal amount of the Notes tendered on or after the early acceptance date of October 4, 2010.  Payment for the Notes purchased will be made today.  As announced on October 4, 2010, Stoneridge earlier purchased $109,733,000 aggregate principal amount of the Notes pursuant to the tender offer.  Combined, Stoneridge has purchased a total of $109,887,000 aggregate principal amount of the Notes pursuant to the tender offer.

The tender offer was made pursuant to the terms and conditions of the Offer to Purchase and Consent Solicitation Statement, dated as of September 20, 2010, and the related Letter of Transmittal and Consent. The tender offer expired at 11:59 p.m., New York City time, on October 18, 2010.

As previously announced, Stoneridge will redeem for cash any and all of its outstanding 11½% Notes on November 4, 2010.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules, and systems principally for the medium- and heavy-duty truck, automotive, and agricultural and off-highway vehicle markets.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss or bankruptcy of a major customer; the costs and timing of facility closures, business realignment or similar actions; a significant change in medium- and heavy-duty truck, automotive, or agricultural and off-highway vehicle production; our ability to achieve cost reductions that offset or exceed customary-mandated selling price reductions; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; the amount of debt and the restrictive covenants contained in our asset-backed credit facility; customer acceptance of new products; capital availability or costs, including changes in interest rates or market perceptions; the failure to achieve successful integration of any acquired company or business; the occurrence or non-occurrence of circumstances beyond our control; and the items described in “Risk Factors” in the Company’s public filings.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

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